Dohan and Company                            7700 North Kendall Drive, 200
Certified Public Accountants                     Miami, Florida 33156-7564
A Professional Association                       Telephone: (305) 274-1366
                                                 Facsimile: (305) 274-1368
                                                    E-mail: info@uscpa.com



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir and/or Madam:

We have read the March 7, 2007 statements of Neptune Industries, Inc. about our firm that is included under Item 4 in its Form 8-K filed with the Securities and Exchange Commission. We do not agree with certain portions of the statement, as stated below:

Our reports on the financial statements of the Company for the last two fiscal years were modified as to uncertainty. There were no disagreements with the Company as to accounting principles or practices, financial statement disclosure, or auditing scope or procedures, in reference to the audited financial statements for the year ended June 30, 2006.

We have also read the January 5, 2007 statements of Neptune Industries, Inc. about our firm that included under Item5 in it Amended Form 10-QSB/A filed with the securities and Exchange Commission. We do not agree with certain portions of the statement, as stated below:

There were items requested by our Firm to change on Form 10-KSB, which we did not consider non-material, such as
1.	the ?Consolidated Statements of Operations? did not foot.
2.	the ?Statements of Stockholders? Equity (Deficiency in Assets)? does not agree with amounts reported on ?Consolidated Balance Sheets?.

The audit partner did not take an extended maternity as stated by Neptune Industries, Inc., but was admitted to the hospital on October 12, 2006 for a medical emergency and was discharged until October 25, 2006. The Form 10-KSB was filed on October 13, 2006, the day following the audit partner?s admittance to the hospital. Therefore, there was no ?concealment? from the Company since the audit partner was available until the day before the financial statements were filed. Again contrary to Neptune?s claims, the audit was not managed by a ?junior accountant? with no experience. The audit partner was available at all pertinent and material times and oversaw the audit until its conclusion.

As the Form 10-KSB was read and comments were suggested, subsequent readings did not reflect prior suggested changes or comments. We made requested changes on grammar, punctuation, style and formatting to help the Company comply with the ?Plain English? rules recommended by the SEC.


In reference to Form 10-QSB for the quarter ending September 30, 2006, on November 8, 2006, we received the initial documentation and information from Neptune Industries, Inc. to be able to perform our review procedures. On November 9, 2006, we requested a copy of the Company?s QuickBooks backup. On November 15, 2006, we requested additional information to satisfy ourselves as to balances in the financial statements as well as various inquiries. Our review procedures go through several levels of review (engagement partner, concurring review) and therefore would receive comments from several individuals. The Company also questioned some of our inquiries in a response to us dated November 16, 2006, stating ??somewhat concerned by the nature of some of these questions, since this is only a quarterly review and not another audit.? We are required to perform certain procedures and make inquiries as part of a quarterly review. The questions asked and materials requested were material to our review of the quarterly financial statements.

We also suggested changes which the Company considered ?non-material? which we consider material and essential to conducting a proper review such as, financial statements that foot and equity balances that agree to those of the audited financial statements.

Yours truly,

/s/ Irene S. Salum, CPA

Dohan and Company, CPAs, P.A.



Att. Various PDF copies of e-mails